Exhibit 99.1

July 1, 2020

Magellan Gold Acquires Center Star Gold Project in Idaho

Reno, Nevada ---- Magellan Gold Corporation ( OTCQB: MAGE )

(“Magellan” or the “Company”), is pleased to announce that it has entered into a stock purchase agreement to acquire Clearwater Gold Mining Corporation (“Clearwater”) which owns certain unpatented mining claims in Idaho County. Idaho that include the historic Center Star Gold Mine near Elk City, Idaho. The Center Star Mine hosts high grade gold mineralization that was discovered in the early 1900’s. There was periodic historic production and development work done under different ownership through the 1980s. With the high-grade gold mineralization present, Magellan will be evaluating the historic mine data to assess the potential to develop a gold resource at Center Star. The project area is located 45 miles from Grangeville, Idaho and near the town of Elk City, Idaho.

In consideration for 100% of the issued and outstanding shares of Clearwater, Magellan has agreed to pay its sole shareholder 1,000,000 shares of Magellan common stock and $150,000. The 1,000,000 shares will be issued (i) 250,000 shares at closing (ii) 250,000 shares at the time the Center Mine receives its permit to reopen the main portal of the mine, (iv) 250,000 shares at the point the main portal has been reopened and (iv) 250,000 shares two years from the closing concurrent with the pay-off of the secured promissory note. The cash consideration of $25,000 will be paid within 30 days of closing and the balance of $125,000 to be evidenced by a secured promissory note due in two years. The Note will be secured by the Clearwater shares and assets.

“The Center Star Mine acquisition is the first in the company’s new focus to acquire and develop early to mid-stage exploration targets or near-term production plays in North America,” stated John Power, President & Director of Magellan Gold. “Center Star fits our focus perfectly with a former operating history and known gold occurrences that we believe may lead to resource development and potential near-term production of the property”.

Gold mineralization at Center Star Mine is hosted in multiple parallel quartz veins in a banded gneiss. Like many of the historic mines in the Elk City area the gold is present in steeply dipping quartz veins. The gold at the Center Star Mine occurs in high grade veins that trend north-easterly and dip steeply to the south east. These veins are present in a 75’ to 100’ wide sheer zone hosting quartz veins and breccia. It is believed the gold bearing veins vary from inches to 20 feet in width and contain gold from .35 ounce per ton gold to multi ounce per ton gold based on historic mine data. The property was historically developed by various owners and has had some production history of gold and silver production. The Center Star Mine has not had any exploration or development work conducted in the last 35 years and has the potential for significant ore reserves.

About Magellan Gold Corporation

Magellan Gold Corporation ( OTCQB: MAGE ) is focused on the exploration and development of precious metals in North America. Magellan controls two projects: The Center Star Gold Mine in Idaho and the Silver District Property in Arizona.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

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Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:
Magellan Gold Corporation
John Power, Director

707-291-6198
contact@magellangoldcorp.com

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